Exhibit 99

INVESTOR CONTACT:
Lorenzo Bassi
Vice President, Finance
763-540-1600

Tennant Company Reports 2022 Second Quarter Results

●	Net sales of $280.2 million, representing 4.4% organic sales growth

●	Strong market demand and continuing supply-chain constraints result in increased sales backlog

●	Second quarter adjusted EBITDA of $30.3 million, or 10.8% of sales; adjusted diluted EPS of $0.92

●	Company confirms guidance for full-year 2022 net sales of $1,125 million to $1,170 million and for full-year adjusted EBITDA of $140 million to $155 million

MINNEAPOLIS, Aug. 9, 2022—Tennant Company (“Tennant” or the “Company”) (NYSE: TNC), a global leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world, today reported its second quarter results for 2022.

“We are pleased to report that, as a result of the many actions we have taken to overcome parts shortages and to offset inflationary pressures, we achieved sequentially higher sales and stabilized profitability,” said Dave Huml, Tennant Company’s President and Chief Executive Officer. “Overall demand for our products and services remains strong and we continue to take action to increase production output to serve our customers.”

2022 Second Quarter Results

(In millions)	Three Months Ended
	June 30,
	2022	2021	Change
Net sales	$280.2	$279.1	+0.4%
Net income	$16.6	$9.8	+69.4%
Gross margin	37.9%	41.2%	-3.30%
Adjusted EBITDA	$30.3	$35.1	-13.7%
Adjusted EBITDA margin	10.8%	12.6%	-1.80%

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Page 2 – Tennant Company Reports 2022 Second Quarter Results

Consolidated net sales in the second quarter of 2022 totaled $280.2 million, a 0.4% increase as compared to consolidated net sales of $279.1 million in the second quarter of 2021. The increase was driven by:

●	A net unfavorable impact from foreign currency exchange of approximately 4.0%;
●

An organic sales increase of approximately 4.4%, on a constant currency basis. The organic sales increase was primarily due to the impact of higher selling prices across all regions, partially offset by volume declines resulting from continued supply-chain constraints.

Gross margin of 37.9% was 330 basis points lower in the second quarter of 2022 compared to the second quarter of 2021. The margin rate decrease was attributable to the broad effects of inflation on materials, labor and freight costs, and an unfavorable currency impact, partly offset by higher selling prices. Inflation contributed to a $2.5 million increase in the last-in, first-out inventory reserve compared to the end of the prior-year period.

Adjusted EBITDA was $30.3 million in the second quarter of 2022, compared to $35.1 million in the prior-year period. The decrease in adjusted EBITDA was primarily due to lower margins and unfavorable currency impact, partially offset by a decline in selling and administrative expenses as the Company continued to actively manage costs. Net income increased $6.8 million to $16.6 million, driven by the absence of a non-recurring expense related to extinguishment of debt in the second quarter of 2021, as well as a gain on the sale of a building in the second quarter of 2022, and partially offset by lower gross margin compared to the prior-year period.

Net income in the periods included non-comparable items. Adjusting for non-comparable items, adjusted net income was $17.0 million compared to $22.8 million in the prior-year quarter, a deterioration primarily driven by lower margins.

Organic Sales Results

	Three Months Ended
	June 30, 2022
	Americas	EMEA	APAC	Total
Organic net sales growth	6.5%	3.0%	-4.5%	4.4%

Tennant groups its sales into three geographies: the Americas, which includes all of North America and Latin America; EMEA, which covers Europe, the Middle East and Africa; and APAC, which includes China, Japan, Australia and other Asian markets.

Organic net sales increased by 4.4% in the second quarter of 2022 as compared to the prior-year quarter. Overall demand remained strong, but the limited availability of certain component parts constrained the Company’s ability to meet volume demands. Regional results were as follows:

●

Organic sales in the Americas increased approximately 6.5%, mainly due to higher selling prices across the region and volume increases in Latin America, partially offset by volume declines in North America.

●	Organic sales in EMEA grew approximately 3.0%, primarily due to higher selling prices and growth in services and parts and consumables.
●	Organic sales in APAC declined approximately 4.5%, primarily due to volume declines in China as local shutdowns related to the COVID-19 pandemic continued to impact demand. This was partially offset by increased sales in equipment and parts and consumables in Australia.

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Page 3 – Tennant Company Reports 2022 Second Quarter Results

Cash Flow, Capital Allocation and Liquidity

Net cash used in operating activities during the six months ended June 30, 2022, was $23.6 million, compared to net cash provided by operating activities of $37.8 million during the six months ended June 30, 2021. The increase in cash used was primarily driven by an increase in working capital attributable to the effects of inflation as well as an investment in inventory of scarce component parts to prepare to ramp production. The Company continues to deploy cash flow toward operational capital needs and to return capital to shareholders in line with its capital allocation priorities. Liquidity remained strong with a balance of $73.8 million in cash and cash equivalents as of the end of the second quarter, with approximately $279.1 million of unused borrowing capacity on the Company’s revolving credit facility

2022 Business Outlook

“We are committed to targeted actions and investments aimed at improving parts availability and supply-chain stability to enable increased production output,” added Huml. “We anticipate production volumes and gross margins will improve in the second half of the year, as actions executed in the first half begin to read out in our operational results toward the end of the third quarter, and into the fourth quarter. We expect continuing macroenvironment challenges in the second half of 2022 and will focus our efforts on what we can control: supply-chain recovery to ramp production output; selling innovative new products; delivering a superior experience to benefit our customers; executing our enterprise strategy to drive permanent structural improvements into our business; and prudently managing price and cost. We believe that our focus in these areas will position us well as the supply-chain constraints abate.”

We are confirming our full-year 2022 guidance detailed below. However, we now expect net sales, net income per share and Adjusted EBITDA to be near the lower end of the range as we factor in foreign currency headwinds and evolving market conditions.

(In millions except per share data)	FY 2022 Revised
Guidance Range
Net sales	$1,125.0 - $1,170.0
Organic net sales growth	6.0% - 10.0%
Diluted net income per share	$3.65 - $4.25
Adjusted diluted net income per share*	$4.15 - $4.75
Adjusted EBITDA	$140.0 - $155.0
Capital expenditures	$25.0 - $30.0
Adjusted effective tax rate**	20.0% - 25.0%

*Excludes certain non-operational items and amortization expense
**Excludes certain non-operational items and the amortization expense adjustment

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Page 4 – Tennant Company Reports 2022 Second Quarter Results

Conference Call

Tennant will host a conference call to discuss its 2022 second-quarter results today, August 9, 2022, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the home page. A replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.09 billion in 2021 and has approximately 4,250 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; uncertainty surrounding the impacts and duration of the COVID-19 pandemic; our ability to comply with global laws and regulations; our ability to adapt to customer pricing sensitivities; the competition in our business; fluctuations in the cost, quality or availability of raw materials and purchased components; our ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; our ability to attract, retain and develop key personnel and create effective succession planning strategies; our ability to effectively develop and manage strategic planning and growth processes and the related operational plans; our ability to successfully upgrade and evolve our information technology systems; our ability to successfully protect our information technology systems from cybersecurity risks; the occurrence of a significant business interruption; our ability to maintain the health and safety of our workers; our ability to integrate acquisitions; and our ability to develop and commercialize new innovative products and services.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect our results can be found in our 2021 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements e caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect our results can be found in our 2021 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by us in our filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures

This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or non-operational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

Page 5 – Tennant Company Reports 2022 Second Quarter Results

We believe that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income – as adjusted, net income  per diluted share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP Measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. We use these as one measure to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate S&A expense – as adjusted, and S&A expense as a percent of net sales – as adjusted by adjusting for restructuring charges and acquisition-contingent consideration. We calculate operating income – as adjusted and operating margin – as adjusted by adjusting for restructuring charges and gain on sale of assets, restructuring charges, and acquisition-contingent considerations. We calculate income before income taxes – as adjusted by adjusting for the pre-tax effect of restructuring charges, acquisition-contingent consideration, loss on extinguishment of debt, amortization expense and gain on sale of assets. We calculate income tax expense – as adjusted by adjusting for the tax effect of restructuring charges, acquisition-contingent consideration, loss on extinguishment of debt, amortization expense and gain on sale of assets. We calculate net income  – as adjusted by adjusting for the after-tax effect of restructuring charges, acquisition-contingent consideration, loss on extinguishment of debt, amortization expense and gain on sale of assets. We calculate net income per diluted share – as adjusted by adjusting for the after-tax effect of restructuring charges, acquisition-contingent consideration, loss on extinguishment of debt, amortization expense and gain on sale of assets, and dividing the result by the diluted weighted average shares outstanding. We calculate EBITDA – as adjusted by adjusting for the pre-tax effect of the restructuring charges, acquisition-contingent consideration, loss on extinguishment of debt, gain on sale of assets, interest expense, net, income tax expense, depreciation expense and amortization expense to net income including noncontrolling interest – as reported. We calculate EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales is news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or non-operational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

We believe that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income attributable to Tennant Company – as adjusted, net income attributable to Tennant Company per share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP Measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. We use these as one measure to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate S&A expense – as adjusted, and S&A expense as a percent of net sales – as adjusted by adjusting for restructuring charges. We calculate operating income – as adjusted and operating margin – as adjusted by adjusting for restructuring charges and gain on sale of business. We calculate income before income taxes – as adjusted by adjusting for the pre-tax effect of restructuring charges, amortization expense and gain on sale of business. We calculate income tax expense – as adjusted by adjusting for the tax effect of restructuring charges, amortization expense and gain on sale of business. We calculate net income attributable to Tennant Company – as adjusted by adjusting for the after-tax effect of restructuring charges, amortization expense and gain on sale of business. We calculate net income attributable to Tennant Company per share – as adjusted by adjusting for the after-tax effect of restructuring charges, amortization expense and gain on sale of business, and dividing the result by the diluted weighted average shares outstanding. We calculate EBITDA – as adjusted by adjusting for the pre-tax effect of the restructuring charges, amortization expense, gain on sale of business, interest expense, net, income tax expense, depreciation expense and amortization expense to net income including noncontrolling interest – as reported. We calculate EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

FINANCIAL TABLES FOLLOW

Page 6 – Tennant Company Reports 2022 Second Quarter Results

TENNANT COMPANY

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except shares and per share data)	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$280.2	$279.1	$538.3	$542.4
Cost of sales	174.1	164.2	333.3	314.2
Gross profit	106.1	114.9	205.0	228.2
Selling and administrative expense	79.1	86.2	155.7	165.6
Research and development expense	7.9	8.3	15.6	15.7
Gain on sale of assets	(3.7)	—	(3.7)	(9.8)
Operating income	22.8	20.4	37.4	56.7
Interest expense, net	(1.2)	(2.1)	(1.5)	(6.0)
Net foreign currency transaction (loss) gain	(1.0)	—	(0.4)	0.5
Loss on extinguishment of debt	—	(11.3)	—	(11.3)
Other (expense) income, net	(0.3)	0.2	(0.5)	0.3
Income before income taxes	20.3	7.2	35.0	40.2
Income tax expense (benefit)	3.7	(2.6)	8.1	4.7
Net income	$16.6	$9.8	$26.9	$35.5

Net income per share
Basic	$0.90	$0.53	$1.46	$1.92
Diluted	$0.89	$0.51	$1.44	$1.88

Weighted average shares outstanding
Basic	18,507,073	18,547,276	18,485,367	18,501,930
Diluted	18,683,798	18,931,703	18,735,913	18,879,616

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change
Americas	$178.4	$167.2	6.7%	$338.7	$325.0	4.2%
Europe, Middle East and Africa	77.3	85.2	(9.3)%	156.0	166.1	(6.1)%
Asia Pacific	24.5	26.7	(8.2)%	43.6	51.3	(15.0)%
Total	$280.2	$279.1	0.4%	$538.3	$542.4	(0.8)%

(1) Net of intercompany sales.

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Page 7 – Tennant Company Reports 2022 Second Quarter Results

TENNANT COMPANY

CONSOLIDATED BALANCE SHEETS (Unaudited)

	(Unaudited)
(In millions)	June 30,	December 31,
	2022	2021
ASSETS
Cash, cash equivalents, and restricted cash	$73.8	$123.6
Receivables, less allowances of $5.3 and $5.3, respectively	215.7	211.4
Inventories	188.6	160.6
Prepaid and other current assets	43.0	31.2
Total current assets	521.1	526.8
Property, plant and equipment, less accumulated depreciation of $261.5 and $258.4, respectively	169.3	172.8
Operating lease assets	36.9	41.3
Goodwill	180.3	193.1
Intangible assets, net	83.1	98.0
Other assets	34.5	29.7
Total assets	$1,025.2	$1,061.7
LIABILITIES AND EQUITY
Current portion of long-term debt	$5.2	$4.2
Accounts payable	120.4	121.5
Employee compensation and benefits	50.4	60.6
Other current liabilities	88.9	104.0
Total current liabilities	264.9	290.3
Long-term debt	260.6	263.4
Long-term operating lease liabilities	21.7	25.4
Employee benefits	15.4	16.3
Deferred income taxes	17.9	20.6
Other liabilities	10.7	10.6
Total long-term liabilities	326.3	336.3
Total liabilities	591.2	626.6
Common Stock, $0.375 par value; 60,000,000 shares authorized; 18,589,675 and 18,535,116 shares issued and outstanding, respectively	7.0	7.0
Additional paid-in capital	55.4	54.1
Retained earnings	428.3	410.6
Accumulated other comprehensive loss	(58.0)	(37.9)
Total Tennant Company shareholders' equity	432.7	433.8
Noncontrolling interest	1.3	1.3
Total equity	434.0	435.1
Total liabilities and total equity	$1,025.2	$1,061.7

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Page 8 – Tennant Company Reports 2022 Second Quarter Results

TENNANT COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
(In millions)	June 30,
	2022	2021
OPERATING ACTIVITIES
Net income	$26.9	$35.5
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	16.4	16.2
Amortization expense	8.4	10.3
Deferred income tax benefit	(4.4)	(5.9)
Share-based compensation expense	2.7	7.0
Bad debt and returns expense	0.7	0.9
Acquisition contingent consideration adjustment	—	0.7
Gain on sale of assets	(3.7)	(9.8)
Debt extinguishment cost	—	11.3
Other, net	0.5	1.3
Changes in operating assets and liabilities:
Receivables	(9.5)	(13.5)
Inventories	(44.7)	(32.3)
Accounts payable	6.5	16.9
Employee compensation and benefits	(8.7)	7.5
Other assets and liabilities	(14.7)	(8.3)
Net cash (used in) provided by operating activities	(23.6)	37.8
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10.5)	(8.0)
Proceeds from sale of assets, net of cash divested	4.1	24.7
Investment in leased assets	(4.0)	—
Cash received from leased assets	0.3	—
Net cash (used in) provided by investing activities	(10.1)	16.7
FINANCING ACTIVITIES
Proceeds from borrowings	15.0	315.8
Repayments of borrowings	(16.6)	(360.4)
Debt extinguishment payment	—	(8.4)
Contingent consideration payments	—	(0.5)
Change in finance lease obligations	—	0.2
(Repurchases) proceeds from exercise of stock options, net of employee tax withholdings obligations	(1.4)	3.3
Dividends paid	(9.2)	(8.6)
Net cash used in financing activities	(12.2)	(58.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3.9)	(1.8)
Net (decrease) in cash, cash equivalents and restricted cash	(49.8)	(5.9)
Cash, cash equivalents and restricted cash at beginning of period	123.6	141.0
Cash, cash equivalents and restricted cash at end of period	$73.8	$135.1

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Page 9 – Tennant Company Reports 2022 Second Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLES

Reported to Adjusted Selling and Administrative Expense (S&A expense) and Operating Income

(In millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
S&A expense - as reported	$79.1	$86.2	$155.7	$165.6
S&A expense as a percent of net sales - as reported	28.2%	30.9%	28.9%	30.5%
Adjustments:
Restructuring charge (S&A expense)	(0.4)	(0.9)	(0.6)	(0.9)
Acquisition contingent consideration adjustment	—	(0.7)	—	(0.7)
S&A expense - as adjusted	$78.7	$84.6	$155.1	$164.0
S&A expense - as adjusted	28.1%	30.3%	28.8%	30.2%

Operating income - as reported	$22.8	$20.4	$37.4	$56.7
Operating margin - as reported	8.1%	7.3%	6.9%	10.5%
Adjustments:
Gain on sale of assets	(3.7)	—	(3.7)	(9.8)
Restructuring charge (S&A expense)	0.4	0.9	0.6	0.9
Acquisition contingent consideration adjustment	—	0.7	—	0.7
Operating income - as adjusted	$19.5	$22.0	$34.3	$48.5
Operating margin - as adjusted	7.0%	7.9%	6.4%	8.9%

Reported to Adjusted Income Before Income Taxes and Income Tax Expense

(In millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Income before income taxes - as reported	$20.3	$7.2	$35.0	$40.2
Adjustments:
Gain on sale of assets	(3.7)	—	(3.7)	(9.8)
Amortization expense	3.9	5.0	8.4	10.3
Restructuring charge (S&A expense)	0.4	0.9	0.6	0.9
Acquisition contingent consideration adjustment	—	0.7	—	0.7
Loss on extinguishment of debt	—	11.3	—	11.3
Income before income taxes - as adjusted	$20.9	$25.1	$40.3	$53.6

Income tax expense (benefit) - as reported	$3.7	$(2.6)	$8.1	$4.7
Effective tax rate - as reported	18.2%	(36.1)%	23.1%	11.7%
Adjustments(1):
Gain on sale of assets	(0.9)	—	(0.9)	(2.3)
Amortization expense	1.0	1.4	2.3	2.9
Restructuring charge (S&A expense)	0.1	0.3	0.1	0.3
Acquisition contingent consideration adjustment	—	0.5	—	0.5
Loss on extinguishment of debt	—	2.7	—	2.7
Income tax expense (benefit) - as adjusted	$3.9	$2.3	$9.6	$8.8
Effective tax rate - as adjusted	18.7%	9.2%	23.8%	16.4%

(1) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.

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Page 10 – Tennant Company Reports 2022 Second Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLES

Reported to Adjusted Net Income and Net Income Per Share

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income - as reported	$16.6	$9.8	$26.9	$35.5
Adjustments:
Gain on sale of assets	(2.8)	—	(2.8)	(7.5)
Amortization expense	2.9	3.6	6.1	7.4
Restructuring charge (S&A expense)	0.3	0.6	0.5	0.6
Acquisition contingent consideration adjustment	—	0.2	—	0.2
Loss on extinguishment of debt	—	8.6	—	8.6
Net income - as adjusted	$17.0	$22.8	$30.7	$44.8

Net income per share - as reported:
Diluted	$0.89	$0.51	$1.44	$1.88
Adjustments:
Gain on sale of assets	(0.15)	—	(0.15)	(0.40)
Amortization expense	0.16	0.19	0.33	0.39
Restructuring charge (S&A expense)	0.02	0.03	0.03	0.03
Acquisition contingent consideration adjustment	—	—	—	—
Loss on extinguishment of debt	—	0.45	—	0.45
Net income per diluted share - as adjusted	$0.92	$1.18	$1.64	$2.35

Reported Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income - as reported	$16.6	$9.8	$26.9	$35.5
Less:
Interest expense, net	1.2	2.1	1.5	6.0
Income tax expense (benefit)	3.7	(2.6)	8.1	4.7
Depreciation expense	8.2	7.9	16.4	16.2
Amortization expense	3.9	5.0	8.4	10.3
EBITDA	33.6	22.2	61.3	72.7
Adjustments:
Gain on sale of assets	(3.7)	—	(3.7)	(9.8)
Restructuring charge (S&A expense)	0.4	0.9	0.6	0.9
Acquisition contingent consideration adjustment	—	0.7	—	0.7
Loss on extinguishment of debt	—	11.3	—	11.3
EBITDA - as adjusted	$30.3	$35.1	$58.2	$75.8
EBITDA margin - as adjusted	10.8%	12.6%	10.8%	14.0%

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